Atlantic Capital Bancshares and First Security Group Announce Amended Merger Agreement
Amendment Creates Additional Capital for Growth

Atlanta, Georgia and Chattanooga, Tennessee, June 10, 2015 - Atlantic Capital Bancshares, Inc. (“Atlantic Capital”) and First Security Group, Inc. (NASDAQ: FSGI) (“First Security” or “FSG”) jointly announced today the execution of an amendment to the definitive merger agreement previously announced on March 25, 2015 to adjust the mix of consideration to be provided to FSG shareholders in the merger. The amendment has been unanimously approved by the boards of directors of each company. Atlantic Capital is a bank holding company headquartered in Atlanta, Georgia and the parent of Atlantic Capital Bank. First Security is a bank holding company headquartered in Chattanooga, Tennessee and the parent of FSGBank, N.A. (“FSGBank”).
Under the original terms of the merger agreement, FSG shareholders would have received merger consideration in the form of 40 percent cash and 60 percent Atlantic Capital common stock. Under the amended terms, FSG shareholders will receive a minimum of 65 percent and a maximum of 70 percent Atlantic Capital common stock, with the remainder in cash. No other terms of the agreement were amended. FSG shareholders may elect cash equal to $2.35 per share, stock based on a fixed exchange ratio of 0.188 shares of Atlantic Capital common stock for each FSG share or any combination thereof, subject to the aggregate cash consideration totaling at least 30 percent, but no more than 35 percent. Atlantic Capital intends to register its shares with the SEC and seek a listing on NASDAQ concurrent with closing of the transaction.
“During the last two months, our management teams have laid the foundation for the integration and operational structure of our combined institution. The opportunities for enhanced revenue and growth are evident in these discussions,” said Douglas L. Williams, President and Chief Executive Officer of Atlantic Capital. “As we further refined our objectives through this process, we believe that enhancing our capital position by adjusting the cash and stock mix of the transaction will better position us to meet our longer-term objectives.”
The amendment increases the estimated pro forma shareholders equity as of March 31, 2015 from approximately $264 million to between $272 million and $280 million. Additionally, the estimated pro forma consolidated total risk-based capital ratio increases by approximately 35 and 70 basis points to 11.71 percent and 12.06 percent at the maximum and minimum cash levels, respectively.
“The proposed merger, which has been well received in our local markets, has also been viewed favorably by individual and institutional investors,” said D. Michael Kramer, President and Chief Executive Officer of First Security. “Based on conversations over the last two months with a wide variety of FSG shareholders, coupled with the price of FSG stock on the NASDAQ market since announcement, we believe there will be significant interest in electing Atlantic Capital shares in the merger. This amendment allows for a higher level of stock participation for FSG shareholders, while still providing cash for those shareholders desiring additional liquidity, but most importantly, increases the capital position for the benefit of all shareholders.”
The transaction is expected to close early in the fourth quarter of 2015 and is subject to Atlantic Capital and First Security stockholder approval, regulatory approval and other conditions set forth in the merger agreement. Pursuant to the agreement’s terms, Atlantic Capital Bank will merge with and into FSGBank.
About Atlantic Capital Bancshares, Inc.
Atlantic Capital is a bank holding company headquartered in Atlanta, Georgia. Atlantic Capital was founded in 2007 through the then-largest equity capital raise in U.S. history by a de novo bank holding company. Atlantic Capital’s wholly-owned bank subsidiary, Atlantic Capital Bank, has grown to $1.4 billion in assets with a single office and significant investments in technology, talent and customer service. Atlantic Capital serves privately held small- and mid-size companies and not-for-profit organizations; institutional-caliber commercial real estate developers and investors; and individuals throughout metropolitan Atlanta.

About First Security Group, Inc.
First Security Group is a bank holding company headquartered in Chattanooga, Tennessee, with $1.1 billion in assets. Founded in 1999, First Security’s community bank subsidiary, FSGBank, has 26 full-service banking offices in east and middle Tennessee and north Georgia. FSGBank provides retail and small business banking services, trust and investment management, mortgage banking, financial planning, and internet banking (www.fsgbank.com).
Additional Information About the Atlantic Capital/First Security Transaction and Where to Find It
This communication relates to the proposed merger transaction involving Atlantic Capital and First Security. In connection with the proposed merger, Atlantic Capital and First Security have filed a preliminary joint proxy statement/prospectus on Form S-4 and other documents with the Securities and Exchange Commission (the “SEC”). This report does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ATLANTIC CAPITAL, FIRST SECURITY AND THE PROPOSED MERGER. When available, the definitive joint proxy statement/prospectus will be delivered to shareholders of Atlantic Capital and shareholders of First Security. Investors may obtain copies of the preliminary joint proxy statement/prospectus and other relevant documents (as they become available) free of charge at the SEC’s website (www.sec.gov). Copies of documents filed with the SEC by Atlantic Capital will be available free of charge from Carol Tiarsmith, Executive Vice President and Chief Financial Officer, Atlantic Capital Bancshares, Inc., 3280 Peachtree Road, N.E., Suite 1600, Atlanta, Georgia, 30305, telephone: (404) 995-6050. Documents filed with the SEC by First Security will be available free of charge from First Security by contacting John R. Haddock, Executive Vice President and Chief Financial Officer, First Security Group, Inc., 531 Broad Street, Chattanooga, Tennessee, telephone: (423) 308-2075.
Atlantic Capital, First Security and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Atlantic Capital and the shareholders of First Security in connection with the proposed merger. Information about the directors and executive officers of Atlantic Capital will be included in the definitive joint proxy statement/prospectus for the proposed transaction. Information about the directors and executive officers of First Security is also included in the proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on April 29, 2015. Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction is included in the joint proxy statement/prospectus (or will be included in amendments or supplements thereto) and the other relevant documents filed with the SEC when they become available.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which Congress passed in an effort to encourage companies to provide information about their anticipated future financial performance. This act protects a company from unwarranted litigation if actual results are different from management expectations. This report reflects the current views and estimates of future economic circumstances, industry conditions, company performance, and financial results of the management of Atlantic Capital and First Security. These forward-looking statements are subject to a number of factors and uncertainties which could cause Atlantic Capital’s, First Security’s or the combined company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material. Forward-looking statements speak only as of the date they are made and neither Atlantic Capital nor First Security assumes any duty to update forward-looking statements. In addition to factors previously disclosed in First Security’s reports filed with the SEC and those identified elsewhere in this report, these forward-looking statements include, but are not limited to, statements about (i) the expected benefits of the transaction between Atlantic Capital and First Security and between Atlantic Capital Bank and FSGBank, including future financial and operating results, cost savings, enhanced revenues and the expected market position of the combined company that may be realized from the transaction, and (ii) Atlantic Capital’s and First Security’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. Other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” "will," “projects” or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of Atlantic Capital’s and First Security’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ from those indicated or implied in the forward-looking statements and such differences may be material.

The following risks, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Atlantic Capital and First Security may not integrate successfully or the integration may be more difficult, time-consuming or costly than expected; (2) the expected growth opportunities and cost savings from the transaction may not be fully realized or may take longer to realize than expected; (3) revenues following the transaction may be lower than expected as a result of losses of customers or other reasons, including issues arising in connection with integration of the two banks; (4) deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected; (5) governmental approvals of the transaction may not be obtained on the proposed terms or expected timeframe; (6) the terms of the proposed transaction may need to be modified to satisfy such approvals or conditions; (7) Atlantic Capital's shareholders or First Security's shareholders may fail to approve the transaction; (8) reputational risks and the reaction of the companies’ customers to the transaction; (9) diversion of management time on merger related issues; (10) changes in asset quality and credit risk; (11) the cost and availability of capital; (12) customer acceptance of the combined company’s products and services; (13) customer borrowing, repayment, investment and deposit practices; (14) the introduction, withdrawal, success and timing of business initiatives; (15) the impact, extent, and timing of technological changes; (16) severe catastrophic events in our geographic area; (17) a weakening of the economies in which the combined company will conduct operations may adversely affect its operating results; (18) the U.S. legal and regulatory framework, including those associated with the Dodd Frank Wall Street Reform and Consumer Protection Act, could adversely affect the operating results of the combined company; (19) the interest rate environment may compress margins and adversely affect net interest income; (20) competition from other financial services companies in the companies’ markets could adversely affect operations; and (21) Atlantic Capital may not be able to raise sufficient financing to consummate the Merger. Additional factors that could cause First Security’s results to differ materially from those described in the forward-looking statements can be found in First Security’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov). All subsequent written and oral forward-looking statements concerning Atlantic Capital, First Security or the proposed merger or other matters and attributable to Atlantic Capital, First Security or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above. Atlantic Capital and First Security do not undertake any obligation to update any forward-looking statement, whether written or oral, to reflect circumstances or events that occur after the date the forward-looking statements are made.

FOR FURTHER INFORMATION:
Atlantic Capital:
Carol Tiarsmith, EVP & CFO
Tel: (404) 995-6050
Email: carol.tiarsmith@atlcapbank.com

First Security:
John R. Haddock, EVP & CFO
Tel: (423) 308-2075
Email: jhaddock@fsgbank.com